UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant: ☒                            Filed by a Party other than the Registrant: ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Cell Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note: The following is a letter sent to our shareholders of record in Italy.

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

6 Novembre 2006

Caro Azionista italiano,

Cell Therapeutics, Inc (CTI) è una società dalle caratteristiche uniche. Sebbene CTI sia basata a Seattle, Washington, molte delle nostre nuove scoperte e ricerche farmaceutiche sono condotte nei laboratori di Bresso, in Italia. I nostri ricercatori ricoprono un importante ruolo nello sviluppo dei prodotti principali di CTI: XYOTAX per tumori al polmone ed alle ovaie e Pixantrone per il linfoma non-Hodgkin. Entrambi i prodotti sono in uno stadio avanzato dello sviluppo ed avviati verso l’autorizzazione regolamentare sia negli Stati Uniti sia in Europa. L’Italia ha registrato uno degli indici più alti di tumore al polmone in Europa e nel mondo, e XYOTAX può rivestire un ruolo fondamentale nel trattamento di questa malattia. Il Pixantrone è stato originariamente sviluppato dai nostri colleghi a Bresso e, se approvato, può ugualmente rivestire un ruolo chiave nel risolvere le problematiche di tossicità connesse con un tipo di medicinale ampiamente utilizzato per il trattamento dei tumori e chiamato antracicline. I dipendenti di CTI negli Stati Uniti e in Italia stanno lavorando intensamente per rendere disponibili questi medicinali a pazienti sparsi in tutto il mondo, i quali hanno - con le cure attualmente disponibili - poca speranza. CTI ha recentemente annunciato la sottoscrizione di un accordo di licenza esclusiva con Novartis per lo sviluppo e la commercializzazione di XYOTAX. L’accordo riserva, fra l’altro, a Novartis un’opzione per lo sviluppo e la commercializzazione di pixantrone a condizioni predeterminate. Nell’ambito dell’accordo Novartis si è anche impegnata a sottoscrivere azioni ordinarie di CTI per un controvalore di 15 milioni di dollari statunitensi.

Sebbene la conduzione della nostra ricerca nei laboratori di Bresso abbia apportato alla società un importante contributo scientifico, CTI deve operare in conformità a due differenti gruppi di norme, anche di trasparenza informativa. In quanto società statunitense, CTI deve raggiungere un quorum (maggioranza) di capitale rappresentato all’assemblea degli azionisti al fine di deliberare validamente sulle proposte elencate nella procura (allegata). Diversamente dalle leggi statunitensi, la normativa italiana in materia di privacy rende difficile per CTI contattare i propri azionisti italiani e, pertanto, siamo lieti di avvalerci della cooperazione della Tua banca nel darTi questa importante informativa.

La maggioranza delle azioni di CTI è detenuta da azionisti italiani come Te; è, pertanto, molto importante che le Tue azioni siano rappresentate alla assemblea annuale degli azionisti, che è stata convocata nuovamente per il 30 Novembre 2006 alle ore 14:00 ora italiana nei locali di Borsa Italiana, Palazzo Mezzanotte, Piazza Affari, Milano.

Se CTI non riuscirà ad ottenere il quorum richiesto e/o ad adottare azioni sulle proposte all’ordine del giorno e riportate in procura, noi non potremo incrementare il numero delle azioni autorizzate per l’emissione con conseguenze negative sulla nostra capacità di reperire in futuro risorse di capitale e, eventualmente, sulle nostre attività negli Stati Uniti e in Italia, ivi inclusa la ricerca e lo sviluppo dei nostri prodotti focalizzati sulla cura dei tumori. Inoltre, se non riusciremo a raggiungere il suddetto quorum, non saremo in grado di eleggere gli amministratori, promuovere la partecipazione al capitale di CTI da parte dei dipendenti italiani e statunitensi di questa ed adottare varie altre delibere, che, ai sensi della legge statunitense, devono essere assunte dall’assemblea degli azionisti.

www.cticseattle.com

Indipendentemente da come intendi votare, Ti invito a partecipare all’Assemblea oppure a sottoscrivere la Tua procura, datandola e consegnandola alla tua banca, richiedendo alla stessa di allegare la certificazione bancaria attestante la titolarità delle azioni Per ulteriori informazioni consulta il nostro sito, dove potrai inoltre trovare tutta la documentazione inerente l’Assemblea.

Nel caso in cui desiderassi proporre domande, puoi contattare il nostro ufficio Investors Relator presso il nostro ufficio di Bresso al numero di telefono 02 61035 700, fax 02 61035601.

Dettagli sulla votazione.

Solo gli azionisti di CTIC in possesso di azioni alla data del 20 ottobre 2006 vengono riconosciuti come azionisti registrati e hanno il diritto di votare all’assemblea annuale del 30 novembre in relazione a tutte le azioni detenute a quella data, anche se queste sono state successivamente vendute in tutto o in parte.

Desidero sottolineare ancora una volta che il Tuo voto è importante. Spero che vorrai dedicare del tempo oggi a firmare la Tua procura, datarla ed inviarla. Grazie.

Cordiali saluti

James A. Bianco, M.D.
President and CEO
Cell Therapeutics, Inc. (CTI)

Explanatory Note: The following is an English translation of a letter sent to our shareholders of record in Italy.

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

November 6, 2006

Dear Italian Shareholder:

Cell Therapeutics, Inc. (CTI) is a unique company. Although headquartered in Seattle, Washington, much of our new drug discovery and research is conducted in laboratories in Bresso, Italy. Our Bresso scientists are playing an important role in developing CTI’s lead drugs: XYOTAX for lung and ovarian cancers and pixantrone for non-Hodgkin’s lymphoma. Both products are far along the development path and headed toward regulatory approval both in the United States and in Europe. Italy has one of the highest lung cancer rates in Europe and in the world and XYOTAX can play a critical role in treating this disease. Pixantrone was originally developed by our colleagues in Bresso and if approved can also play a key role in overcoming toxicity issues associated with a widely used class of cancer drug called anthracyclines. CTI employees in the United States and in Italy are working hard to bring these drugs to patients around the world who have little hope with existing treatments.

CTI recently announced an exclusive worldwide licensing agreement with Novartis for the development and commercialization of XYOTAX. The agreement also provides Novartis with an option to develop and commercialize pixantrone based on agreed terms. In the context of the agreement, Novartis agreed to make and recently made a $15 million equity investment in CTI.

While having our research conducted in Bresso brings the company their scientific expertise, CTI must operate under two different sets of disclosure laws. As a U.S. company, CTI is required to have a quorum (majority) of shares represented at our annual shareholder meeting in order to take action on the proposals outlined in our proxy statement (attached). Unlike the U.S., Italian privacy laws make it difficult for CTI to contact our Italian shareholders directly, so we are happy to have the cooperation of your bank in getting this important information to you.

A majority of CTI’s shares are held by Italian shareholders, such as yourself, therefore it is very important that your shares be represented at our annual meeting, which has been rescheduled for November 30, 2006 at 2:00 pm Italian time At the offices of Borsa Italiana, Palazzo Mezzanotte, Piazza Affari, Milan Italy.

If CTI is unable to obtain a quorum and/or take actions on the proxy proposals, we will not be able, among other things, to increase the number of shares authorized to be issued, which will impact our ability to seek future capital financing and may impact our operations in the U.S. and Italy, including the research and development of our cancer-focused investigational and research pipeline. In addition, if we do not reach a quorum, we will be unable to elect directors, provide equity compensation to new and existing United States and Italian employees and take a number of other actions that, under U.S. law, require action at a shareholders meeting.

Regardless of how you intend to vote, I urge you to participate at the Meeting or to vote and to sign, date, and return your proxy to your bank, requesting a complete certificate of participation, attesting the ownership of the shares.

If you have questions, you may contact Investors Relations at our Bresso office at 02 61035 700, fax 02 61035 601.

www.cticseattle.com

Voting details

Only Shareholders of CTIC as of October 20, 2006 are known as shareholders of record, and are entitled to vote at the annual meeting on November 30, 2006, in regard to all of the shares held at that date, even if some or all of them have been sold.

Again, your vote is important. I hope you will take the time today to sign, date, and return your proxy. Thank you.

Sincerely,

James A. Bianco, M.D.
President and CEO
Cell Therapeutics, Inc. (CTI)